Exhibit 99.1

WebEx Announces Promotion of David Berman to President, Worldwide Sales and Services, and Gary Griffiths to President, Products and Operations

David Berman and Gary Griffiths Assume Strategic Roles at

Leading On-Demand Company

SANTA CLARA, Calif., March 1, 2007—WebEx (Nasdaq: WEBX), the leading provider of on-demand collaborative business services, today announced that David Berman has been promoted to the position of president, worldwide sales and services, and Gary Griffiths has been promoted to the position of president, products and operations. Berman and Griffiths will continue to report to Subrah Iyar, WebEx CEO.

As president of worldwide sales and services, David Berman will direct the company’s global sales organization including sales of new partner applications from the WebEx Connect ecosystem. A seven-year WebEx veteran, Berman was formerly vice president of worldwide sales and is responsible for the creation and leadership of the company’s very successful web-touch sales organization.

As president of products and operations, Gary Griffiths will oversee the development and delivery of all WebEx on-demand applications including the new WebEx Connect platform, the first collaborative on-demand platform. Before joining WebEx in December 2005, Griffiths was the CEO of on-demand application company Everdream, the company that developed the technology used in the WebEx System Management service. He was also the CEO and co-founder of digital entertainment company SegaSoft Networks and held senior management positions with IBM.

“David’s highly effective sales methodology and leadership skills have played a key role in the success of WebEx,” said Subrah Iyar, CEO, WebEx. “Gary’s focused efforts on product delivery and operations have created exciting new opportunities for WebEx. David and Gary’s executive leadership will help accelerate our strategy to go deeper and wider with our web collaboration services and new WebEx Connect applications and partner ecosystem.”

WebEx provides on-demand collaboration applications to individuals, small businesses and enterprise organizations. WebEx applications combine both synchronous and asynchronous collaboration capabilities and enable businesses to leverage the web as an efficient channel for interaction with customers, partners and co-workers. WebEx Connect, the first collaborative on-demand platform, enables developers and customers to integrate multiple applications to create powerful collaborative business “mashup” solutions from web-based, on-premises and desktop applications. WebEx Connect brings together people, process and data in a collaborative workspace designed for the way businesses work today.

About WebEx

With 2.2 million registered users, WebEx is the global leader in on-demand applications for collaborative business on the web. These applications enhance high-touch business processes, such as sales and training, with efficient web-touch interactions. As an on-demand provider, WebEx is able to facilitate both internal and external collaboration. WebEx delivers its range of applications over the WebEx MediaTone Network, a global network specifically designed for the secure delivery of on-demand applications. WebEx applications support multipoint videoconferencing, web conferencing and application remote control. WebEx is based in Santa Clara, California and has regional headquarters in Europe, Asia and Australia. Please call toll free 877-509-3239 or visit http://www.webex.com for more information.

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NOTE: MediaTone is a trademark of WebEx Communications, Inc